EXHIBIT 99.1

FROM:                                    FOR:
Padilla Speer Beardsley Inc.             Donaldson Company, Inc.
224 Franklin Avenue West                 P.O. Box 1299
Minneapolis, Minnesota 55404             Minneapolis, Minnesota 55440
                                         (NYSE: DCI)

John Mackay (612) 871-8877               James Giertz (612) 887-3131

FOR IMMEDIATE RELEASE
---------------------

        DONALDSON COMPANY INC., ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                 THE DCE DUST CONTROL BUSINESS OF INVENSYS PLC
               Acquisition Will Greatly Expand Donaldson Company's
                       Dust Collection Business in Europe

MINNEAPOLIS, December 13, 1999 -- Donaldson Company announced today that it has reached a definitive agreement to purchase the DCE dust control business of Invensys plc for cash consideration of approximately $54 million. The transaction is subject to regulatory approvals and is expected to close on January 31, 2000.

         DCE, headquartered in Leicester, England (UK), is a major participant in the global industrial dust collection industry. Manufacturing is centered in Leicester, England, with smaller factories in the United States and Germany, and assembly operations in South Africa, Australia and Japan. DCE products are sold around the world through a direct sales force, supported by a network of manufacturer's representatives and distributors. DCE annual net revenues are approximately $80 million. Approximately 70 percent of DCE's revenues are derived from sales in the United Kingdom and Europe and approximately 16 percent from North American customers. DCE has over 640 employees worldwide with approximately 50 percent located in the UK.

         Donaldson Company currently has a significant presence in the industrial dust collection market through its Torit business unit. In the most recent fiscal year, Torit recorded net sales of $154 million in the global dust collection market.

         "The DCE business represents an excellent strategic fit with our Torit operation for several important reasons," said William G. Van Dyke, Donaldson Company chairman and chief executive officer. "First, the geographic coverage of the two businesses is complementary - while Torit's principal strength is the North American market, DCE is strong in the UK and Europe. Second, the fundamental product and marketing strategies of the two businesses are very similar. Both Torit and DCE have built their success on standard modular products that can be configured to satisfy a wide array of customer needs. Also, both Torit and DCE have established strong market positions by deploying a professional, dedicated sales force to configure the right product for each unique customer application. Finally, Torit and DCE products are complementary. Torit products are normally configured with replaceable

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Donaldson Company
December 13, 1999
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cylindrical filter cartridges, whereas DCE products are primarily configured with filter bags. The combined Torit and DCE business will have the right product configuration for each customer's unique application."

         DCE will be part of the Industrial Filtration business segment of Donaldson Company. The Industrial segment accounted for $333 million of revenue in the most recent fiscal year, representing about 35 percent of the company's consolidated net revenue. Looking forward and taking into account the acquisition of DCE, the Industrial segment will have annual revenues in excess of $425 million and represent more than 40 percent of the consolidated revenue of the company.

         Invensys plc, headquartered in London, England, is a global electronics and engineering company created by the merger of BTR plc and Siebe plc in February 1999.

         Donaldson Company, Inc., is a leading worldwide manufacturer of filtration systems and replacement parts. The company's product mix includes: air and liquid filters and exhaust and emission control products for heavy duty mobile equipment; in-plant air cleaning systems; air intake systems and exhaust products for industrial gas turbines; and specialized filters for such diverse applications as computer disk drives, aircraft passenger cabins and semiconductor processing. Products are manufactured at more than two dozen Donaldson plants around the world and through four joint ventures. The company's shares are traded on the New York Stock exchange under the symbol DCI.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements are based on the belief of the management of Donaldson Company as well as on assumptions made by and information currently available to Donaldson Company, as the case may be, at the time such statements were made. Such forward-looking statements relate to, among other things, (i) the expected closing date of the acquisition, and (ii) the anticipated benefits of the acquisition. Actual results could differ materially from those projected in the forward-looking statements as a result of (i) unexpected delays in obtaining regulatory approvals; (ii) the inability of Donaldson Company to satisfy the conditions to the consummation of the acquisition; (iii) unforeseen difficulties in integrating the operations of DCE into the Donaldson Company, or
(iv) unanticipated negative reaction to the proposed transaction by customers, suppliers or stockholders.

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